Classic Aviation Products

PRESS RELEASE FOR IMMEDIATE RELEASE			July 25, 2003

Butler National Corporation (OTCBB - BUKS) - REPORTS FOURTH QUARTER AND YEAR END FINANCIAL RESULTS. Company Reports Profit for FY 2003 After Investing 18% of Sales in New Product Development.

[OLATHE, KANSAS], July 25, 2003 - Butler National Corporation filed its Annual Report for the year ending April 30, 2003, on Form 10-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Historical selected financial data related to all operations:
	Year Ended April 30			Quarter Ended April 30
	(In thousands except per share data)			(In thousands except per share data)
	2003	2002	2001	2003	2002	2001
Net Sales	$ 6,285	$ 9,029	$ 6,008	$ 1,705	$ 1,655	$ 2,133
Operating Income	146	1,276	(338)	11	8	298
Net Income	27	1,125	(485)	(20)	8	248
Per Share Net Income	.00	.03	(.02)	(.00)	.00	.01
Total Assets	9,247	9,539	10,607	nr	nr	nr
Long-term Obligations	1,660	1,585	3,254	nr	nr	nr
Shareholders' Equity	5,694	5,553	4,242	nr	nr	nr
New Product Research and Development Cost	1,128	1,020	806	265	335	141
nr = not reported

Highlights of the report include:
  Sales increased 3% for the Quarter ended April 30, 2003. Sales for the fiscal year decreased $2,744,000. Avionics TSD sales decreased $1,470,000; Gaming management fees increased $282,000; Professional Services fees increased $107,000 and Aircraft and Modifications sales decreased $1,588,000.

Operating income for the fiscal year was $146,000 after deducting a research and development charge of $1,128,000, primarily for new products in Avionics and Aircraft Modifications.
Backlog at April 30, 2003, was $4,449,000, and at July 11, 2003, was $7,238,000.

Management Comments:

"This has been a successful year for Butler National. Our focus on Classic Aviation Products allowed us to expense 18% of sales on product development and show a small profit during a very tough year in the aerospace industry. We just completed our second profitable year, April 30, 2003. We experienced significant growth in revenues and profitability in fiscal 2002. In fiscal 2003, we had lower revenues as we continued work on new products to stabilize our long-term revenues including RVSM for the Learjet 20 series, weapon control systems, expanded professional services, Gaming Accountable To Kansans, and extension of our gaming management contract.

Our determination to focus Butler National Corporation on 'Classic' Aviation Products, consistent with our long and significant heritage as a manufacturer of airline avionics equipment and a modification facility for aircraft in service is beginning to make a positive showing on the financial statements. It is our intent to provide Classic Aviation Products that will support and promote continued safe commercial and general aviation.

Currently, our backlog is in excess of $7,000,000 reflecting the potential to realize the results of our product development efforts. Our challenge is to ship the backlog and further take advantage of these new products. We are pleased to see the growth in our backlog for our new Classic Aviation Products and Services. Significant accomplishments were made by all operating segments and in gaming. However, because of our major investment in product development, we may not always maintain smooth and continuous quarterly profits.

I am pleased with the progress by our people in 2003. Many programs and projects are being established to continue this progress into the future. We are looking forward to a very good year in fiscal 2004," commented Clark D. Stewart, President of the Company.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for a discussion of factors which could affect the Company's operations and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT:
William A. Griffith, Investor Relations Butler National Corporation 19920 W. 161st Street Olathe, KS 66062		Fax (913) 780-5088 Ph (913) 780-9595

THE WORLD WIDE WEB: Please review www.butlernational.com for pictures of our products and details about Butler National Corporation and its subsidiaries.